Exhibit 99.1

                Intel Announces Third-Quarter Revenue
              of $7.8 Billion, Earnings Per Share $0.25

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 14, 2003--Intel Corporation today announced third-quarter revenue of $7.8 billion, up 15 percent sequentially and up 20 percent year-over-year.
    Third-quarter net income was $1.7 billion, up 85 percent sequentially and up 142 percent year-over-year. Earnings per share were $0.25, up 79 percent sequentially and up 150 percent from $0.10 in the third quarter of 2002.
    "Intel delivered excellent results in the quarter led by global strength in our computing-related business, resulting in record unit shipments of microprocessors and chipsets," said Craig R. Barrett, Intel chief executive officer. "Our resolve to invest aggressively during the downturn is paying off with double-digit revenue growth and a doubling of profit compared to a year ago.
    "Our product and technology leadership make us well positioned to take advantage of improving demand. Going forward, our strategy remains the same: Invest in leading-edge capacity, develop innovative new products, and target growth opportunities worldwide."

    BUSINESS OUTLOOK

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Oct. 13, 2003.
    Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

    -- Revenue in the fourth quarter is expected to be between $8.1 billion and $8.7 billion.

    -- Gross margin percentage in the fourth quarter is expected to be approximately 60 percent, plus or minus a couple of points, as compared to 58.2 percent in the third quarter, primarily due to higher revenue. Intel's gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs and inventory valuation, capacity utilization, and the timing of factory ramps and associated costs.

    -- The R&D spending expectation for 2003 is $4.3 billion, as compared to the previous expectation of $4.2 billion.

    -- Expenses (R&D plus MG&A) in the fourth quarter are expected to be between $2.2 billion and $2.3 billion. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits.

    -- Capital spending for 2003 is expected to be between $3.6 billion and $3.7 billion, as compared to the previous expectation of $3.5 billion to $3.9 billion.

    -- Gains or losses from equity investments and interest and other in the fourth quarter is expected to be zero due to the expectation of a net loss on equity investments of approximately $35 million, primarily as a result of impairment charges.

    -- The tax rate for the fourth quarter is expected to be approximately 31.5 percent. The increase versus the previous expectation of 30.5 percent is primarily driven by higher expected profits for the year with a higher percentage of profits expected in high-tax jurisdictions. The tax rate expectation is based on current tax law and current expected income, and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, and the ability to realize deferred tax assets.

    -- Depreciation for the fourth quarter is expected to be approximately $1.2 billion.

    -- Amortization of acquisition-related intangibles and costs is expected to be approximately $65 million in the fourth quarter.

    The statements in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors in addition to those discussed above could cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions, as well as computing and communications industry trends, and changes in customer order patterns. Intel conducts much of its manufacturing, assembly and test, and sales activities outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, tariff and import regulations, and regulatory requirements which may limit our or our customers' ability to manufacture or sell products in particular countries. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impacts of major health concerns, such as the SARS illness, or of large-scale outages or interruptions of service from utility or other infrastructure providers, on Intel, its suppliers, customers or other third parties could also adversely affect our business and impact our customer order patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, availability of sufficient inventory to meet demand, availability of externally purchased components, and development and timing of compelling software applications and operating systems that take advantage of the features of our products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, excess manufacturing capacity, excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing assets. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges on investments are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended June 28, 2003.

    Status of Business Outlook and Mid-Quarter Business Update

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on Dec. 4. From the close of business on Nov. 26 until publication of the Update, Intel will observe a "Quiet Period" during which the Outlook and the company's filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Outlook, Update and related Quiet Periods, please refer to the Outlook section of the Web site at www.intc.com.

    THIRD-QUARTER REVIEW AND RECENT HIGHLIGHTS

    Financial Review

    -- Gains or losses on equity investments and interest and other resulted in a net loss of $29 million, as compared to the expectation of a net loss of $25 million. The net loss on equity investments was $63 million, including the impact of impairment charges of approximately $92 million.

    -- The tax rate for the third quarter was 27 percent, lower than the company's revised expectation of approximately 28 percent, primarily because a tax benefit related to a divestiture that closed during the quarter was slightly larger than expected.

    -- During the quarter, the company did not repurchase shares under its ongoing stock repurchase program. As of the end of the third quarter, the company is authorized to repurchase an additional 475 million shares under the program.

    Key Product Trends (Sequential)

    -- Intel Architecture microprocessor units set a record. The average selling price was slightly higher.

    --  Chipset units set a record.

    --  Motherboard units set a record.

    --  Flash memory units were slightly higher.

    --  Ethernet connectivity product units were higher.

    Intel Architecture Business

    For the desktop, Intel announced the Pentium(R) 4 processor Extreme Edition, which will provide PC game enthusiasts and power users with the performance benefits of Hyper-Threading (HT) Technology, 3.2 GHz operating speeds and an additional 2 MB of cache memory. The company also extended the performance of its value line-up with a 2.7-GHz version of the Celeron(TM) processor for desktop and notebook PCs.
    For the digital home, Intel disclosed a new technology co-developed by Intel, Hitachi, Toshiba, Sony and Matsushita (Panasonic) that is designed to allow premium digital entertainment content to be delivered over wired and wireless digital home networks. The company also demonstrated the Gateway 610 Media Center* based on the Intel Pentium 4 Processor with HT Technology. Resembling a flat-panel TV, the all-in-one device allows consumers to simultaneously record TV programs while playing music or 3D games.
    In mobile, the company announced the availability of a new chipset for Intel(R) Centrino(TM) Mobile Technology-based notebooks that offers new power-saving features along with higher memory and integrated graphics performance when used with DDR-333 memory. The company introduced a new Mobile Intel(R) Pentium(R) 4 processor that brings HT technology and speeds up to 3.2 GHz to the portable notebook segment. Intel also sponsored "One Unwired Day," providing free wireless Internet trials at more than 5,000 of the many public WiFi hotspots across the U.S. that are compatible with Intel Centrino mobile technology.
    For the enterprise, the company introduced new Itanium(R) 2 processors optimized for dual-processor systems, extending the Itanium processor family to lower-cost and lower-power systems for technical computing and front-end enterprise applications. Intel announced an agreement with China's Ministry of Education to develop an Itanium 2-based computing grid designed to span 100 of China's leading universities and deliver performance of more than 15 teraflops. The company also increased the speed of the Intel(R) Xeon(TM) processor for 2-way systems to 3.2 GHz.

    Wireless Communications and Computing Group

    Intel announced the first single-chip cellular phone processor for use on EDGE (Enhanced Data Rates for GSM Evolution) networks. EDGE networks are expected to allow users to send and receive data two to three times faster than possible using today's GSM/GPRS networks. Availability of the Intel(R) PXA800EF is scheduled for the first quarter of 2004.
    The company introduced software optimization kits that will help wireless application developers improve the performance and power consumption of software for Intel(R) XScale(R) technology-based devices. Intel also disclosed details of its next-generation of Intel XScale technology-based processors, code named "Bulverde." The processors are expected to include Intel(R) Wireless MMX(TM) technology for higher multimedia performance, Wireless Intel(R) SpeedStep(R) Technology for extended battery life, and Intel(R) Quick Capture Technology for high-quality digital images.
    In flash, Intel announced a unique memory solution for the increased data storage needs of next-generation wireless handsets. The Intel(R) StrataFlash(R) Wireless Memory System combines memory for code execution, data storage and RAM in a single package. The product will feature 1.8V operation and up to a gigabit of flash storage.

    Intel Communications Group

    Intel and the Linksys* division of Cisco Systems announced a technology and marketing program to improve the experience of setting up and operating wireless networks using Intel(R) Centrino(TM) mobile technology and Linksys wireless routers and access points for home and small office applications.
    Intel demonstrated its first chips based on PCI Express technology and detailed its plans for integrating the next-generation interconnect technology into forthcoming communications and computing products.
    The company announced new programmable digital media processors optimized for document imaging applications. The Intel(R) MXP5400 and MXP5800 processors were developed with Xerox to power digital copiers, scanners and printers.
    Intel announced a new suite of Intel(R) NetStructure(TM) telecom products based on the Advanced Telecom Computing Architecture* and featuring Intel microprocessors and network processors. The new products are designed to deliver high performance and high availability in carrier-grade wireless and wireline telecommunication infrastructure applications.
    The company introduced a new series of products designed to help eliminate server I/O bottlenecks and meet the high-bandwidth needs of emerging storage, networking and telecommunications applications. The new products include an Intel XScale technology-based I/O processor, an I/O processor chipset with support for SAN and NAS external storage applications, a low-cost 10-Gbps multimode optical transceiver for Ethernet and Fibre Channel networks, and a bridge component that simplifies the transition from PCI to the new PCI Express interconnect technology.

    Technology and Manufacturing Group

    Intel announced plans to construct an assembly and test facility in the city of Chengdu in China's western Sichuan Province. Construction of the $200-million first phase of the facility is expected to begin in the first half of 2004, with operations scheduled for 2005.
    The company also opened a new technology center in Malaysia that will provide non-CPU packaging technology along with chipset assembly and test processes.

    EARNINGS WEBCAST

    Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until Jan. 13, 2004.
    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products.
Additional information about Intel is available at www.intel.com/pressroom.

    Intel, Pentium, Celeron, Intel Centrino, Itanium, Intel Xeon, Intel SpeedStep, Intel Wireless MMX, Intel StrataFlash, Intel XScale and Intel NetStructure are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

    *Other names and brands may be claimed as the property of others.



                          INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)

                             Three Months Ended     Nine Months Ended
                             -------------------   -------------------
                             Sept. 27, Sept. 28,   Sept. 27, Sept. 28,
                               2003      2002         2003      2002
                             --------- ---------   --------- ---------
NET REVENUE                  $  7,833  $  6,504    $ 21,400  $ 19,604
Cost of sales                   3,275     3,331       9,862     9,982
                             --------- ---------   --------- ---------
GROSS MARGIN                    4,558     3,173      11,538     9,622
                             --------- ---------   --------- ---------

Research and development        1,135     1,006       3,183     3,012
Marketing, general and
 administrative                 1,046     1,095       3,143     3,230
Amortization and impairment
 of acquisition-related
 intangibles and costs             68       102         236       442
Purchased in-process
 research and development           5         6           5        20
                             --------- ---------   --------- ---------
OPERATING EXPENSES              2,254     2,209       6,567     6,704
                             --------- ---------   --------- ---------
OPERATING INCOME                2,304       964       4,971     2,918
Losses on equity securities,
 net                              (63)      (96)       (248)     (201)
Interest and other, net            34        49         139       140
                             --------- ---------   --------- ---------
INCOME BEFORE TAXES             2,275       917       4,862     2,857
Income taxes                      618       231       1,394       789
                             --------- ---------   --------- ---------
NET INCOME                   $  1,657  $    686    $  3,468  $  2,068
                             ========= =========   ========= =========

BASIC EARNINGS PER SHARE     $   0.25  $   0.10    $   0.53  $   0.31
                             ========= =========   ========= =========
DILUTED EARNINGS PER SHARE   $   0.25  $   0.10    $   0.53  $   0.30
                             ========= =========   ========= =========

COMMON SHARES OUTSTANDING       6,517     6,646       6,532     6,669
COMMON SHARES ASSUMING
 DILUTION                       6,625     6,712       6,605     6,792



                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)

                                       Sept. 27,  June 28,   Dec. 28,
                                         2003       2003       2002
                                       ---------  ---------  ---------
CURRENT ASSETS
Cash and short-term investments        $ 13,038   $ 11,202   $ 10,786
Trading assets                            2,402      2,434      1,801
Accounts receivable                       3,290      2,850      2,574
Inventories:
  Raw materials                             273        245        223
  Work in process                         1,247      1,315      1,365
  Finished goods                            705        592        688
                                       ---------  ---------  ---------
                                          2,225      2,152      2,276

Deferred tax assets and other             1,383      1,464      1,488
                                       ---------  ---------  ---------
  Total current assets                   22,338     20,102     18,925

Property, plant and equipment, net       17,220     17,292     17,847
Marketable strategic equity securities      561         63         56
Other long-term investments               1,134      1,219      1,178
Goodwill                                  4,317      4,314      4,330
Other assets                              1,433      1,475      1,888
                                       ---------  ---------  ---------
  TOTAL ASSETS                         $ 47,003   $ 44,465   $ 44,224
                                       =========  =========  =========

CURRENT LIABILITIES
Short-term debt                        $    352   $    385   $    436
Accounts payable and accrued
 liabilities                              4,751      4,254      4,527
Deferred income on shipments to
 distributors                               696        598        475
Income taxes payable                      1,470      1,462      1,157
                                       ---------  ---------  ---------
  Total current liabilities               7,269      6,699      6,595
LONG-TERM DEBT                              882        914        929
DEFERRED TAX LIABILITIES                  1,491      1,362      1,232

STOCKHOLDERS' EQUITY                     37,361     35,490     35,468
                                       ---------  ---------  ---------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY               $ 47,003   $ 44,465   $ 44,224
                                       =========  =========  =========


                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)

                                        Q3 2003   Q2 2003    Q3 2002
                                      --------------------------------
GEOGRAPHIC REVENUE:
   Americas                               $2,168    $1,955     $2,095
                                              28%       28%        32%
   Asia-Pacific                           $3,266    $2,778     $2,489
                                              42%       41%        38%
   Europe                                 $1,683    $1,418     $1,505
                                              21%       21%        23%
   Japan                                    $716      $665       $415
                                               9%       10%         7%

CASH INVESTMENTS:
Cash and short-term investments          $13,038   $11,202     $9,615
Trading assets - fixed income (1)         $2,118    $2,162     $1,313
                                      --------------------------------
Total cash investments                   $15,156   $13,364    $10,928

INTEL CAPITAL PORTFOLIO:
Trading assets - equity securities (2)        $0        $0        $89
Marketable strategic equity
 securities                                 $561       $63        $56
Other strategic investments                 $689      $735     $1,169
                                      --------------------------------
Total Intel Capital portfolio             $1,250      $798     $1,314

TRADING ASSETS:
Trading assets - equity securities
 offsetting deferred compensation (3)       $284      $272       $225
Total trading assets - sum of 1+2+3       $2,402    $2,434     $1,627

SELECTED CASH FLOW INFORMATION:
Depreciation                              $1,167    $1,162     $1,136
Amortization and impairment of
 acquisition-related intangibles &
 costs                                       $68       $84       $102
Purchased in-process research &
 development                                  $5        $0         $6
Capital spending                         ($1,072)    ($923)     ($955)
Stock repurchase program                      $0   ($1,006)   ($1,001)
Proceeds from sales of shares to
 employees, tax benefit & other             $421      $166       $279
Dividends paid                             ($131)    ($131)     ($133)
Net cash used for acquisitions               $21        $0        ($7)

SHARE INFORMATION:
Average common shares outstanding          6,517     6,525      6,646
Dilutive effect of stock options             108        55         66
Common shares assuming dilution            6,625     6,580      6,712

STOCK BUYBACK:
   BUYBACK ACTIVITY:
   Shares repurchased                          -      51.8       56.6
   Cumulative shares repurchased         1,824.6   1,824.6    1,651.4

   BUYBACK SUMMARY:
   Shares authorized for buyback         2,300.0   2,300.0    1,820.0
   Cumulative shares repurchased        (1,824.6) (1,824.6)  (1,651.4)
   Shares available for buyback            475.4     475.4      168.6

OTHER INFORMATION:
Employees (in thousands)                    79.1      78.7       81.7
Days sales outstanding                        37        36         36



                            INTEL CORPORATION
              SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                             ($ in millions)

                                             9 months         9 months
                            Q3 2003  Q2 2003   2003   Q3 2002   2002
----------------------------------------------------------------------
OPERATING SEGMENT INFORMATION:

Intel Architecture Business
   Revenue                    6,838    5,833   18,431   5,407  16,388
   Operating income           2,915    1,843    6,681   1,414   4,594
----------------------------------------------------------------------
Wireless Communications and
 Computing Group
   Revenue                      450      465    1,388     586   1,577
   Operating loss              (124)    (123)    (341)    (30)   (196)
----------------------------------------------------------------------
Intel Communications Group
   Revenue                      544      508    1,555     482   1,536
   Operating loss               (94)    (143)    (377)   (177)   (454)
----------------------------------------------------------------------
All Other
   Revenue                        1       10       26      29     103
   Operating loss              (393)    (301)    (992)   (243) (1,026)
----------------------------------------------------------------------
Total
   Revenue                    7,833    6,816   21,400   6,504  19,604
   Operating income           2,304    1,276    4,971     964   2,918
----------------------------------------------------------------------

    The Intel Architecture operating segment's products include microprocessors, chipsets and motherboards. The Wireless Communications and Computing Group's products include flash memory, application processors and cellular baseband chipsets for cellular handsets and handheld devices. The Intel Communications Group's products include Ethernet connectivity products, network processing components, embedded control chips and optical products.

    The "all other" category includes acquisition-related costs, including amortization and impairment of acquisition-related intangibles and in-process research and development. In addition, "all other" includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses that are not allocated to the operating segments. The nine months results for 2002 included an impairment of identified intangible assets of $112 million as well as a charge of $106 million related to the wind down of the Web hosting business. Results of operations have been restated for certain reorganizations during the period. All prior period amounts have been restated to conform to the new presentation.